A. O. SMITH CORPORATON
NEWS RELEASE		For further information contact:

MEDIA INQUIRES: Edward J. O'Connor 414-359-4100	ANALYST/INVESTOR INQUIRES: Craig Watson 414-359-4009	A. O. Smith Corporation P.O. Box 245008 Milwaukee, WI 53224-9508 414-359-4000 NYSE: AOS

FOR IMMEDIATE RELEASE
December 10, 2003

A. O. Smith names Paul Jones new president and chief operating officer

         Milwaukee, Wis.  –  Milwaukee-based electric motor and water heater manufacturer A. O. Smith Corporation today announced that Paul W. Jones will join the company as president and chief operating officer in January, 2004.

        In this new position, Jones will oversee the activities of both the Electrical and Water Products operating companies, including international operations, and the corporation’s technology center. According to Robert O’Toole, Chairman and CEO, the creation of this position will bring increased management strength and focus on our global operations and provide for an orderly succession plan for the CEO assignment in the next several years.

        Jones joins A. O. Smith after serving as Chairman and CEO of U S Can Company, Inc., the leading provider of containers for personal care, household, industrial, and specialty products in North and South America and Europe. Prior to U S Can, Jones served as President and CEO of Greenfield Industries, Inc., a global leader in the manufacture and sale of cutting tools and other material removable products and a major supplier to the retail distribution channels. The first 18 years of Jones career were spent with General Electric Company in general management, sales and manufacturing positions in G. E.‘s Drives business and earlier assignments in their transportation, power systems, and plastics operations.

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        Jones earned a Bachelor of Science degree in Engineering from the University of Evansville, Evansville, Indiana. He and his wife Pat are currently residing in Oak Brook, IL and will be relocating to the Milwaukee area.

        A. O. Smith Corporation, with 2002 sales of $1.4 billion, is a leading marketer and manufacturer of electric motors and water heaters. It is one of North America’s largest manufacturers of motors, with a comprehensive line of fractional horsepower, hermetic, and integral motors. The company is North America’s largest manufacturer of commercial water heating equipment and a leading supplier of residential water heaters and hydronic boilers. The company has facilities in the United States, Mexico, Canada, England, Ireland, Hungary, the Netherlands and China and employs more than 16,000 people worldwide.

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